Exhibit 10.33 Patrick Johnson Employment Agreement as Amended

EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 3rd day of April, 2000, between Pro-Dex, Inc., a Colorado corporation ("Pro-Dex" or the Company), and Patrick Johnson, ("Employee") with reference to the following facts:

            A.        Pro-Dex, Inc. is a holding company with interests in the dental products manufacturing and distribution, and motion control industries.  The Company's principal offices are located at 650 S. Taylor Ave., Suite 20-A, Louisville, CO  80027.

            B.         The Company desires to employ Employee as the Vice President and General Manager of its Micro Motors, Inc. subsidiary and Employee desires to accept such employment subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the facts recited above, the covenants contained in this Agreement, and other valuable consideration, the parties agree as follows:

            1.         EMPLOYMENT, The Company employs the Employee, and the Employee accepts such employment, in the capacity of Vice President and General Manager of Micro Motors, Inc. and to perform such other duties consistent with such status as may be determined and assigned from time to time by the Chief Operating Officer or Chief Executive Officer of the Company.

            2.         DUTIES.  Employee shall perform all services, acts or other things necessary or advisable, and as may be determined and assigned from time to time by the Chief Operating Officer or Chief Executive Officer of the Company, to manage the business of Micro Motors and have general supervision, direction and control over the business and affairs of Micro Motors and its employees, subject to the control of the Chief Operating Officer or Chief Executive Officer of the Company.

            3.         STANDARD OF PERFORMANCE.  Employee aggress that at all times during the Employment Term (defined herein) he will diligently, competently, and to the best of his ability and experience, perform all of the services and duties that are required as General Manager to Micro Motors, as the same as described on the attached Exhibit B, "Job Description".

            4.         EXCLUSIVE EMPLOYMENT.  Employee shall not, while employed by the Company, render services of any kind to others for compensation, or engage in any other business activity, whether or not pursued for gain or profit, that would interfere with the performance of Employee's duties under this Agreement, without the prior written consent of Company.  During the Employment Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or business competitive with Micro Motors' or the Company's business.  However, nothing in this Agreement shall be deemed to prevent or limit the right of the Employee to invest any of his funds in the capital stock or other securities of any entity whose stock or securities are publicly owned or are regularly traded on any public exchange, so long as the management of that investment does not materially interfere with the performance of his duties hereunder.

            5.         LOCATION OF EMPLOYMENT.  Employee's performance under this Agreement shall be rendered at 151 E. Columbine Avenue, Santa Ana, CA  92707, or at such other place within Orange County, California that Company reasonably requires or that the interests, needs, business and opportunities of the Company require or make advisable.

            6.         TERM OF EMPLOYMENT.  The first six months of your employment will be defined as an "Introductory Period", after which either party may terminate the agreement without cause or penalty.  Unless terminated earlier pursuant to this Section or Sections 11, 12, or 13 of this Agreement, Employee shall be employed for a term commencing as of 3 April 2000 and ending 30 June 2003 (the "Employment Term").  Thereafter, the Employment Term shall continue on an at-will basis until terminated at the option of either party upon sixty (60) days prior written notice.  This Agreement may be terminated at any time by written agreement of the parties, or as provided in Sections 11, 12, 13 of this Agreement.  This Agreement will terminate immediately upon Employee's death.

            7.         COMPENSATION.

                        7.1  Salary.       Company shall pay Employee a base monthly salary of Twelve Thousand ($12,000) Dollars which monthly base salary shall increase (but not decrease) as of 1 July (the "Adjustment Date") of each subsequent employment year (commencing 1 July 2001) of the term of this Agreement by the percentage increase, if any, in the "Current Index" over the "Base Index."  The adjustments described above shall be calculated on the basis of the United States Department of Labor, Bureau of Labor Statistics, "Consumer Price Index For All Urban Consumers, Los Angeles-Anaheim-Riverside Area" (the "Index").  The Index for April preceding the immediately prior employment year shall be considered the "Base Index", and the April preceding the employment year for which the adjustment shall become effective shall be the "Current Index."  Salary shall be payable in accordance with the Company's usual payroll method for corporate executives

                        7.2       Additional Compensation.  Employee shall also, during the entire term of this Agreement, be eligible to participate in a bonus plan for key employees adopted by the Company.  The performance based bonus plan contemplates that participants can earn bonus compensation annually, upon the happening of certain events, which are more fully described on Exhibit A attached hereto and made a part of this Agreement by this reference.

            8.         BENEFITS.

                        8.1       Plan Participation.  Employee shall be entitled to participate in, on the same basis as all other eligible employees in any pension benefit or profit sharing plan adopted by the Company, subject to the terms, conditions and overall administration of such any plan.

                        8.2       Vacations.  Employee shall be entitled to three (3) weeks vacation time with pay during each employment year, to be taken at such times as may be convenient to both Micro Motors and Employee.

                        8.3       Insurance.  Employee shall be entitled to the following insurance benefits:

                        a.     Participation for Employee in Company's group medical and dental insurance plan.  Participation for Employee in an executive medical reimbursement plan if later adopted by the Company and under the terms and conditions any Plan is so adopted.

                        b.     Such life insurance as is associated with the group medical policy described above.

                        c.     Participation in Company's group disability plan, as well as the supplemental disability coverage as shall be made available Company executives.

                        8.4       Miscellaneous Benefits.  Micro Motors shall make available a corporate credit card to pay all business expenses which Employee shall incur in performance of Employee's duties under the Employment Agreement.  Employee shall reimburse Employer for any business expenses disallowed for deduction under the Internal Revenue Code of 1986, as amended, unless approved by the Board of Directors of the Company.

            9.         BUSINESS EXPENSES.  Employee will be required to incur travel, entertainment and other business expenses on behalf of Micro Motors in the performance of Employee's duties hereunder.  Employee shall regularly provide records of all such expenses to Company, and shall be reimbursed for all reasonable and necessary expenses incurred by him.

            10.       INVENTIONS AND PATENTS.  All processes, inventions, computer software, patents, copyrights, trademarks, and other intangible rights (collectively the "intellectual Property") that may be conceived or developed by Employee during the Employment Term, either alone or with others, shall be the sole property of Company except Intellectual Property that Employee develops entirely on his own time without using the equipment, supplies, facilities or trade secret information of the Company, and which do not (a) relate to the business of Micro Motors or the Company, or to Micro Motors' or the Company's actual or demonstrably anticipated research or development; or (b) result from any work performed by Employee for Micro Motors or the Company ("Employee's Intellectual Property").  Employee shall disclose to Company all Intellectual Property conceived during the Employment Term whether or not the Intellectual Property is Employee's Intellectual Property under the terms of the preceding sentence (provided that the disclosure of any of Employee's Intellectual Property shall be received in confidence).  Employee shall execute all documents required by Company, including patent applications and assignments, necessary to establish the Company's rights to the Intellectual Property under this section.

            11.       TERMINATION FOR CAUSE.  Company may terminate this Agreement for cause at any time without notice.  For purposes of this Agreement, the term "cause" shall include, but not be limited to, the following:

                        a.  any material breach by the Employee of his duties under this Agreement;

                        b.  the dishonesty, disloyalty, negligence or the willful and intentional misconduct of the Employee in the performance of his duties under this Agrement;

                        c.  the engagement by the Employee in conduct which is injurious to Micro Motors or the Company or their business reputations;

                        d.  any act of moral turpitude, or any conduct or act done or committed by the Employee that will tend to degrade him, or that reflects negatively on Micro Motors or the Company, or that brings Micro Motors or the Company into public hatred, contempt or ridicule; or that tends to shock or offend the community or business world in which the Employee represents Micro Motors or the Company.

            12.       OPTION TO TERMINATE CONTRACT UPON DISABILITY OF EMPLOYEE.  Company shall have the right to terminate this Agreement in the event that Employee becomes disabled during the Employment Term.  For purposes of this Agreement, "disabled" shall mean the possession of any physical or mental disease, defect, or condition which either renders Employee unfit or unable to perform and satisfy the material duties of this employment with Company for a period or periods aggregating more than ninety (90) business days in any period of twelve (12) months.  The existence of any disability will be determined by a licensed physician selected by the Company, whose determination will be conclusive and binding on all personal.  Subject to the use of his allotted sick days, Employee shall not be entitled to any compensation for days missed as a result of illness or accident prior to a determination of disability.  If, curing the term hereof, Employee is determined to have become "disabled", then Company shall pay Employee his regular base compensation until such time as Employee's disability insurance coverage commences payment, but in no event for a period in excess of ninety (90) days following the determination of disability.

            13.       CHANGE IN CONTROL.      For the purposes of this Section, "change of control" of the Company shall be the change of control of Pro-Dex, Inc.  For purposes of this Agreement, a "change in control" of the Company shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("the "Exchange Act") whether or not the Company is in fact required to comply with that regulation, provided that, without limitation, such change in control shall be deemed to have occurred if (a) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or directly, of securities of the Company representing twenty (20%) or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of three (3) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a) or (d) of this Section) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; or (c) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; or (d) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation, or (e) the shareholders of the Company approve a plan of complete liquidation of the Company of all or substantially all of the Company's assets.  This Agreement may be terminated, upon sixty (60) days notice to Employee, if any of the events described above constituting a change in control shall have occurred, and Employee shall be entitled to the compensation described in Section 7.1 of this Agreement for a period of one (1) year from the date of termination.  Further, in the event of an above defined change of control which requires Employee to relocate from Orange County, California or which substantially changes his job responsibilities or reporting relationship, Employee may, upon sixty (60) days notice to the Company, tender his resignation, at which time Employee shall be entitled to the compensation described in Section 7.1 of this Agreement for a period of one (1) year.

            14.       MICRO MOTROS/COMPANY TRADE SECRETS.  Employee agrees that he shall not at any time, either during or subsequent to the Employment Term, unless expressly consented to in writing by Company, either directly or indirectly, use or disclose to any person or entity any confidential information of any kind, nature, or description which information Employee learned as a result of his employment with the Company concerning any matters affecting or relating to the business of the Micro Motors or the Company, including, but not limited to, the names, addresses, buying habits or business practices of any of its customers; marketing methods, programs and related data; other written records used in business;  compensation paid to employees and independent contractors and other terms of their employment; or contractual information concerning the business of Micro Motors of the Company, confidential information regarding operations, computer software, specific business practices, or other confidential data of any kind, nature, or description.  Employee agrees that the above information and items are important, material , and confidential trade secrets and these affect the successful conduct of Micro Motors' and the Company's business and its good will.  Employee agrees that all business procured by Employee while employed by Company is and shall remain the permanent and exclusive property of Micro Motors or the Company.  Employee further agrees that Micro Motors' and Company's relationships with its employees and independent contractors are a significant and valuable asset of the Company.  Any interference with Micro Motors' or Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Employee or any of the Employee's agents, during or after the Employment Term, shall be deemed a material breach of this Agreement.

            15.       NON-SOLICIATION.  Employee hereby acknowledges and agrees that he will be exposed to a significant amount of confidential information concerning Micro Motors' and the Company's business methods, operations, and customers while employed under this Agreement, that such information might be retained by Employee in tangible form, or simply retained in Employee's memory, and that the protection of Micro Motors' and the Company's exclusive rights to such confidential information, trade secrets, and customer or client relationships can best be ensured by means of a restriction on Employee's activities after termination of employment.  Therefore, Employee agrees that for a period of two (2) years after termination (whether with or without cause) Employee shall not solicit, divert or imitate any contact with any customer or client of Micro Motors or the Company, which Employee learned of as a result of his employment with the Company, for any competing commercial or business reason whatsoever.  Employee also agrees that for such period he shall not directly or indirectly solicit the employment of or hire any employee of Micro Motors or the Company, and shall not attempt to persuade any employee to leave the employment of Micro Motors or the Company.

            16.       INJUNCTIVE RELIEF.  Employee hereby acknowledges and agrees that any violation of Sections 14 and 15 above will cause damage to Micro Motors and the Company in an amount difficult to ascertain.  Accordingly, in addition to any other relief to which the Micro Motors or the Company may be entitled, Micro Motors and Company shall be entitled to temporary and/or permanent injunctive relief for any breach or threatened breach by Employee of the terms of such Sections without proof of actual damages that have been or may be caused to Micro Motors or the Company as a result of such breach.

            18.       POLICIES, RULES AND REGULATION.     Employee at all times during the Employment Term shall strictly adhere to and obey all policies, rules and regulations in effect, or as subsequently modified governing the conduct of employees of Micro Motors and the Company.

            19.       GENERAL PROVISIONS.

                        19.1     Further Assurances.  The Parties agree that, at any time and from time to time during the Employment Term, they will take any action and execute and deliver any document which any other party reasonably requests in order to carry out the purposes of this Agreement.

                        19.2     Amendment to Agreement.  This Agreement may be amended or supplemented only in writing, and no amendment or supplement will be effective unless executed by all of the Parties.

                        19.3     Notices.  Any notice, consent, waiver, demand, or other communications required or permitted to be given by or to any person pursuant to this Agreement (collectively, "Notice") will be in writing, an will be given either by personal service, by certified mail (return receipt requested), or by Federal Express or similar commercial overnight courier service, to a party at the address set forth below:

                        IF TO COMPANY                 Pro-Dex, Inc.
                                                                        Attn:  George J. Isaac
                                                                        650 South Taylor Avenue, Ste 20-A
                                                                        Louisville, CO  80027

                        IF TO EMPLOYEE                 Patrick Johnson
                                                                        Micro Motors, Inc.
                                                                        151 East Columbine Avenue
                                                                        Santa Ana, CA  92707

            In the case of personal service, Notice will be deemed effective on the date of service.  In all other cases, Notice will be deemed effective on the date of delivery, as shown on the return receipt or other written evidence of delivery.  A party may change the address at which Notice is to be given, at any time and from time to time, by giving Notice of the new address to the other parties in accordance with this Section.

                        19.4     Entire Agreement.  This Agreement contains, excepting only that one certain grant of options dated 7 March 2000, the entire understanding between the parties, and supersedes all prior understandings and agreements between then regarding its subject matter.  There are no oral or written representations, agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement which are fully set forth herein.

                        19.5     Binding Effect:  Assignment and Delegation.  This Agreement is binding upon and inures to the benefit of the parties and their personal respective heirs, executors, administrators, personal representatives, successors, and assigns.  Company may assign its rights or delegate its duties under this agreement at any time and from time to time.  However, the parties acknowledge that the availability of Employee to perform services was a material consideration for the Company to enter into this Agreement.  Accordingly, Employee may not assign any of his rights or delegate any of his duties under this Agreement.  Accordingly, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

                        19.6     Applicable Law:  Choice of Forum.  This Agreement has been executed under, and will be construed and interpreted in accordance with, the laws of the State of Colorado.  The parties consent to the jurisdiction of the courts of the State of Colorado and the United States District Courts located in the State of Colorado in any action of proceeding arising out of this Agreement, and agree that in those actions or proceedings venue will be proper in Boulder County (if the action or proceeding is brought in the District Court) or in the United States District Court for the District of Colorado (if the action or proceeding is brought in the United States District Court).

                        19.7     Attorney's Fees.  In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of suit to be determined by the court in which the action or proceeding is brought.

                        19.8     Provisions Severable.  Every provision of this Agreement is intended to be severable from every other provision of this agreement.  If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect.  If any provision of this Agreement is held to be unreasonable or excessive in scope or in duration, that provision will be enforced to the maximum extent permitted by law.

                        19.9     Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

                        19.10   Computation of Time.  If any period of time in this Agreement for the performance of any action ends on a Saturday, Sunday, or legal holiday in the State of Colorado that period will be deemed extended to end on the next day which is not a Saturday, Sunday or legal holiday in the State of Colorado.

                        19.11   Counterparts.  This Agreement and any amendment or supplement to this Agreement may be executed in two (2) or more counterparts, each of which will constitute a single instrument.  The parties have executed this Agreement at the time and place set forth above.

"COMPANY" Pro-Dex, Inc.	"EMPLOYEE"
_________________________ By: Kent E. Searl, President	______________________ Patrick Johnson

EXHIBIT A

BONUS COMPENSATION

In Year One, subject to the introductory Period set forth in the Agreement,

•    "90 Day Bonus".  In the event you achieve the goals set forth below, you will be paid a bonus equal to the lesser of $15,000 or net income before tax for the fourth quarter ended June 30, 2000, after the absorption of customary "push downs" expenses from corporate.

All direct reporting positions must be filled with qualified personnel.

You must have had face to face meetings with top critical customers, as defined by the Micro Motors Board of Directors.

You must have submitted a strategic plan for fiscal year 2001.

•    "Turnaround Bonus".  In the event EBITDA at Micro Motors is $1.4M for the year ended June 30, 2001 through June 30, 2002, and July 1, 2002 through June 30, 2003, respectively, your bonus shall be

•    5% of all earnings exceeding goal per the strategic plan proposed, which plan has been accepted by the Micro Motors Board of Directors, plus 30% of base salary for meeting goal

EXHIBIT B

MICRO MOTORS, INC.
JOB DESCRIPTION

Job Title:              Vice President - General Manager      Date/Revision: 03/01/00
Department:            Executive
Reports to:             C.E.O. and COO of Directors of Pro-Dex, Inc.
Direct Reports:       6 - Controller and Director of Engineering, Mfg.-Components, Mfg.-Finished
                              Goods, Marketing Sales, and Human Resources Manager.

Indirect Reports:     85

JOB SUMMARY:
Participates in the visionary, conceptual, strategic, operational and policy formulation functions of the business.  Develops and implements Pro-Dex approved strategic and operating plans and company policies.  Directs Micro Motors according to business plans to achieve desired profit and return on invested capital.  Directs and oversees coordination of the activities of each function within the company to attain business objectives.  Guides management in meeting the needs of each major constituency served by Micro Motors, including customers, owner-shareholders, and employees.  By exerting personal leadership, assures that each of these key interests is served in a manner consistent with company policy and standards of excellence.

JOB DUTIES:

      Essential:

  Works with company's corporate management to develop and approve business objectives, policies, and plans that meet corporate goals.

  Sets the tone for the company's relations with its employees and customers by means of policy statement, management actions, written and verbal communications, and incentive plans.

  Directs operations to achieve planned performance goals and develops management team to effectively lead company departments.

  Develops organization and personnel, products, facilities, technology, and appropriate financial resources to secure the financial and organizational health of the business.

  Facilitates periodic review of company's strategic plan.  Combines this information with corollary analyses of company products, services, technical capabilities, and financial resources.

ACCOUNTABILITIES:

  Responsible for the atttainment of all goals and objectives embodied in Micro Motors' annual Strategies and Operating Plans.

  Directs the setting of goals for all operating departments (e.g., sales, profit, market penetration, and organizational development).

  Communicates business objectives and plans within the company.

  Ensures that all operating departments are following plans, policies, procedures, and standards.

  Assures that each operating department is properly organized, staffed, and directed to fulfill its responsibilities.

  Exercises sound judgment in all decisions.

AMENDMENT TO EMPLOYMENT AGREEMENT

            This Amendment to Employment Agreement (the "Amendment") is made as of September 6, 2002, by and between Pro-Dex, Inc., a Colorado corporation (the "Company") and Patrick Johnson ("Employee").

            WHEREAS, the Company and Employee have entered into certain Employment Agreement dated April 3, 2000 (the "Original Agreement"), a copy of which is attached hereto as Exhibit A and the terms and conditions of which are incorporated herein in their entirety and which shall continue except as specifically amended hereby;

            WHEREAS, the Company and Employee have entered into that certain Indemnification Agreement dated September 1, 2002, a copy of which is attached hereto as Exhibit B.

            WHEREAS, pursuant to Section 19.2 of the Original Agreement, the Company and Employee desire to amend the Original Agreement as set forth herein.

            NOW, THEREFORE, in consideration of the foregoing, the Original Agreement is hereby amended as follows:

AGREEMENT

1.         Section 1 of the Original Agreement is hereby amended to delete the words:  "Vice President General Manager of Micro Motors, Inc." and replace them with the words: "Chief Executive Officer and President of Pro-Dex, Inc.", and to delete the words "Chief Executive Officer or the".

2.         Section 2 of the Original Agreement is hereby amended to (i) delete the words: "Chief Executive Officer or the" and (ii) delete the words "Chief Executive Officer of the Company" and replace them with "Board of Directors."

3.         Section 3 of the Original Agreement is hereby amended to delete the words: "General Manager" and replace them with the words "Chief Executive Officer and President."

4.         Section 6 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

Section 6         TERM OF EMPLOYMENT.  Unless terminated earlier pursuant to this Section or Sections 11, 12, or 13 of this Agreement, employee shall be employed for a term commencing as of 3 April 2000 and ending on 30 June 2005 (the "Employment Term").  Thereafter, the Employment Term shall continue o an at-will basis until terminated at the option of either party upon sixty (60) days prior written notice.  This Agreement may be terminated at any time by written agreement of the parties, or as provided in Sections 11, 12, or 13 of this Agreement.  If Employee is terminated without cause (as defined in Section 11), Employee shall be entitled to continued payment of all compensation due under Section 7 for the remainder of the Employment Term.  This Agreement will terminate immediately upon Employee's death.

5.         Section 7 of the Original Agreement is amended by deleting the words:

            "Twelve Thousand Dollars ($12,000)"

            in the first sentence and replacing them with the words:

            "Fourteen Thousand Five Hundred Eighty-Three and 33/100 Dollars       ($14,583.33)."

It being understood that the next adjustment date is July 1, 2003.

6.         Section 11 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

Section 11.      TERMINATION FOR CAUSE.  The Company may, in writing and without prior notice, terminate Employee's employment under this Agreement for cause at any time.  For purposes of this Agreement, the term "cause" shall mean:

a.    Employee's material breach of his obligations under this Agreement or failure or refusal to perform reasonable services customarily performed by Employee (other than by reason of disability), which breach, failure or refusal is not cured within five (5) days after written notice thereof from the Company's Board of Directors;

b.    Employee's engaging in any misconduct or omission which the Board of Directors determines is significantly injurious to the Company, monetarily or otherwise;

c.    Employee's willful dereliction of duty or intentional or malicious conduct contrary to the best interests of the Company, its personnel or its business prospects, properties or affairs; or

d.    Employee's being convicted with commission of a felony.

7.         Section 13 of the Original Amendment is hereby amended and restated to read in its entirety as follows:

            SECTION 13  CHANGE IN CONTROL.  For purposes of this Section 13, "Change in Control" shall mean either one of the following: (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than a shareholder of the Company on the date of this Agreement), the Company, a subsidiary or a Company Employee Benefit Plan, (including any trustee of such Plan acting as trustee) becomes, after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.  This Agreement may be terminated by either party, upon sixty (60) days notice, if any of the events described above constituting a Change of Control shall occurred, and Employee shall be entitled to (i) the compensation described in Section 7.1 and (ii) to the extent permitted by the Company's insurance policies, insurance benefits described in Section 8.3 of this Agreement for a period of one (1) year from the date of termination.  In the event such insurance coverage is not available, then Employee shall be provided reimbursement for the acquisition of a policy or policies providing substantially similar    coverage for such one year period.

            8.         Section 19.4 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

Section 19.4    Entire Agreement.  This Agreement, that certain Indemnification Agreement between the Employee and the Company dated September 1, 2002, and the Stock Option Agreements entered into from time to time between Employee and the Company, contain the entire understanding between the parties concerning the employment of Employee, and supersedes all prior understanding and agreements between them regarding its subject matter.  There are no oral or written representations, agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement which are not fully set forth herein.

9.         Section 19.6 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

            This Agreement has been executed under, and will be construed and interpreted in accordance with, the laws of the State of California.  The parties consent to the jurisdiction of the Superior Court of the State of California and the United States District court located in the State of California in any action or proceeding arising out of this Agreement, and agree that in those actions or proceedings venue will be proper in Orange County, California (if the action proceeding is brought in the California Superior Court) or in the United States District Court for the District in which Orange County is located (if the action is brought in the United States District Court).

10.       Section 19.10 of the Original Amendment is hereby amended and restated to read in its entirety as follows:

            Section 19.10  Computation of Time.  If any period of time in this Agreement for the performance of any action ends on a Saturday, Sunday, or legal holiday in the State of California, that period will be deemed extended to end on the next day which is not a Saturday, Sunday or legal holiday in the State of California.

11.       No further changes to the Original Agreement are intended by this Amendment.  The terms and conditions of the Original Agreement are incorporated herein in their entirety and which shall continue except as specifically amended hereby.

12.       This Amendment to Employment Agreement has been approved by the Compensation Committee and Board of Directors of the Company.

            IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first set forth above.

"Company	"Employee"

Pro-Dex, Inc.
By:_________________________ Jeff Ritchey, Chief Financial Officer	_________________________ Patrick Johnson

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Whereas Pro-Dex, Inc. (the "Company") and Patrick Johnson (the "Employee") have entered into an Employment Agreement dated April 3, 2000 (the "Original Agreement") and an Amendment dated September 6, 2002 (the "Amendment") and collectively the "Agreement", and

Whereas the Company and the Employee wish to further amend the Agreement, the parties hereby agree as follows:

The effective date of this amendment shall be October 1, 2003.

Section 6         TERM OF EMPLOYMENT  per Amendment is further amended by deleting the words June 30, 2005 in the first sentence and substituting the words October 1, 2005.

Section 7.1 (Salary) of the Agreement is amended by deleting the words fourteen thousand five hundred eighty three and 33/100 dollars ($14,583.33) and replacing them with the words seventeen thousand and eighty three and 33/100 dollars ($17,083.33). Employee hereby acknowledges that this increase is in lieu of any Index based adjustments to which he may have been entitled pursuant to the Agreement, and that the auto allowance that he has been receiving shall be discontinued.

Section 7.2 (Additional Compensation) of the Original Agreement is amended by deleting the paragraph in its entirety and inserting: Employee shall be entitled to payment of a Bonus in accordance with Exhibit A attached hereto and incorporated by this reference, and shall not be eligible to participate in any other profit sharing or bonus plan of the Company or its subsidiaries, except as provided herein...

Section 8.1 (Plan Participation) of the Original agreement is amended by deleting the words "profit sharing plan".

Exhibit A: The wording in the Original Agreement shall be deleted entirely and the following inserted:

For the years ending June 30 2004 and 2005, provided Employee has not breached this Agreement as amended or been terminated for cause,  Employee shall be entitled to receive a bonus equal to:

•     30% of Employee's base salary as then existing at 6/30 of such year if the Company's Net Income for the year just ended meets the Net Income goal of the strategic plan for that year that has been formally approved by the Company's Board of Directors; plus

•     an additional 5% of the amount that the Company's Net Income exceeds the goal of the strategic plan for such just-completed  year that has been formally approved by the Company's Board of Directors.

For the purpose of calculating this bonus Net Income shall be defined as the net income after taxes as reported by the Company's auditors for that year for the businesses covered by that plan, with two exceptions: 1. The calculation of Net Income (for both Plan purposes and Actual results) shall exclude any Bonus to be paid to the Employee and the Chief Financial Officer, and 2.  a tax rate of 40% shall be imputed to the pretax net income as reported by the Company's auditors, irrespective of  the actual tax provision.

The bonus shall be paid within 5  business days after the filing of the Company's 10-Kfor the year for which the bonus applies.

Section 19.3 (Notices) shall be amended by deleting the name and address following IF TO COMPANY and inserting:

Rutan and Tucker
611 Anton Blvd.
Costa Mesa, CA 92626
Attn: Tom Crane

No other changes to the Agreement are intended. All terms and conditions of the Original Agreement and the Amendment of September 6, 2002, except as amended herein, shall continue in full force and effect.

Company By the Compensation Committee	Employee
_______________________ Valerio Giannini	____________________ Patrick Johnson

________________________ Michael Mesenbrink